Exhibit 10.7

Confidential treatment has been requested for redacted portions of this exhibit.
This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

DISTRIBUTION AGREEMENT

This Agreement of Distributor Authorization (hereinafter referred to as “Agreement” or “Distribution Agreement”) is entered into on the date of last signature of the Parties (“Commencement Date”) between:

(1)	Lotus Cars Limited (hereinafter referred to as “Manufacturer” or “LCL”) with registered address Potash Lane, Hethel, Norwich, Norfolk NR14 8EZ, United Kingdom with registered number 00895081; and

(2)	Lotus Technology Innovative Limited (hereinafter referred to as “Distributor” or “LTI”) with registered address Unit 6 Doyle Drive, Blackburn Road Industrial Estate, Coventry, CV6 6NW, United Kingdom with registered number 13337498.

LCL and LTI are hereinafter referred to separately as “Party” and collectively as the “Parties”.

Background:

A.	LCL is engaged in the development, manufacture, assembly, distribution, sale and marketing of various motorsport models of motor vehicles, parts and accessories.

B.	Lotus Technology Innovative Limited is newly formed and wishes to engage in promotion, marketing, public relations, sales and After Sales Service of the Products agreed hereof.

C.	Based on the best interest of the Lotus brand, LCL intends to appoint LTI as its exclusive Distributor to distribute Products and Special Tools purchased from LCL for sale and After Sales Service within the Territory and provide brand, marketing and public relations for the Products on the terms and conditions of this Agreement.

D.	LCL has distributed or sold Products into the Territory prior to the commencement of this Agreement. LTI shall be required to provide an After Sales Service for such Products in the Territory once LTI has assumed responsibility by way of novation or any other means.

It is therefore agreed as follows:

1.	Definitions

The definitions and rules of interpretation in this clause apply in this Agreement.

1.1.	Accessories shall mean such other parts, accessories and other products with the Lotus Brand Name, other than Parts as are designated by Manufacturer, which can be part of the Vehicle or used in connection with the Vehicles.

1.2.	Affiliate means in relation to a Party, any subsidiary or parent of that Party or any subsidiary or holding company of that parent.

1.3.	After Sales Service shall mean the after sales services to be provided by the Distributor to carry out repairs and replacement in accordance with any applicable warranty provided by the Manufacturer in relation to Vehicles, Parts, Merchandise and Accessories.

1.4.	Bespoke Vehicles means cars built primarily by the Manufacturer for racing such as the GT4, non-production line or customized editions of vehicles, vintage or special editions.

1.5.	Business Days means Monday to Friday (but excluding bank holidays) where banks in the City of London are open for normal non-automated banking.

1.6.	Customer shall mean any person or legal person that has purchased or will purchase any Products otherwise than for the purpose of resale in the course of a business and for the avoidance of doubt, does not include Distributor, its Sub-Distributors or agents.

1.7.	Defect shall mean an imperfection, flaw or deficiency exists in material or workmanship during production or manufacturing resulting in that either the Vehicle or Parts do not work in accordance with the Manufacturer’s specification or the value of the Vehicle is materially lessened. Such defect might derive from the material, faulty design or the manufacture process.

1.8.	Documentation shall mean the specifications, instructions and drawings (3D or 2D) relating to the Vehicle its parts and its components to the extent necessary to repair the Vehicle.

1.9.	Gross Negligence shall mean any act or failure to act (whether sole, joint or concurrent) by one Party which was intended to cause, or which was in reckless disregard of or wanton indifference to, avoidable and harmful consequences such Party knew, or should have known, would result from such act or failure to act. Notwithstanding forgoing, Gross Negligence shall not include any action taken in good faith for the safeguard of life or property or to comply with legislation of the Governing Law.

1.10.	LCE shall mean Lotus Cars Europe B.V. (a subsidiary of LTI).

1.11.	LCU shall mean Lotus Cars USA Inc, an Affiliate of the Manufacturer.

1.12.	Material Breach shall mean a substantial and serious failure by any Party to comply with its obligations under this Agreement or any data processing agreement, trade mark licence agreement (or other agreement relating to the activities being carried out under this Agreement where the Parties explicitly agree in that agreement that it should be deemed a Material Breach of this Agreement) after receiving notice of its breach and failing to take steps to rectify that material breach within a reasonable time.

1.13.	Manufacturer shall mean Lotus Cars Limited.

1.14.	Merchandise shall mean goods manufactured by or on behalf of the Manufacturer that the Manufacturer wishes to make available for purchase by Distributor, which are not Accessories but contain the Lotus brand and are a means of generating revenue for the Manufacturer and/or promoting the Lotus brand. Examples of Merchandise include (but are not limited to) replica model vehicles, publications, clothing, luggage, keyrings, cufflinks, drinking vessels, small leather goods and toys.

1.15.	New Vehicles shall mean the models of completely built-up unused motor vehicles which are manufactured or procured by Manufacturer or its subsidiaries, and which are distributed to the Distributor after the Commencement Date as set out in Schedule 3. New Vehicles shall exclude Bespoke Vehicles unless explicitly set out in Schedule 3.

1.16.	Order shall mean when the Distributor places an order for New Vehicles and Parts.

1.17.	Order Date shall mean the date on which the Manufacturer accepts the Order in accordance with Schedule 2.

1.18.	Parts shall mean the parts which are manufactured or procured by Manufacturer or its subsidiaries, which are designed to be installed as replacements of the corresponding parts in or on the Vehicles.

1.19.	Part A Country and Part B Country shall be as set out in Schedule 1.

1.20.	Pass to Sales or PTS has the meaning given to it in paragraph 1.1 of Schedule 2.

1.21.	Products shall mean Vehicles, Parts, Merchandise and Accessories.

1.22.	Recall Campaign shall mean i) a prescribed action plan implemented by Manufacturer, with or without the assistance of others and which involves the recall of any Products manufactured by or at the direction of Manufacturer, which, in the opinion of itself, contain or may contain Defects; ii) mandatory orders or injunctions issued by government and/or the administrative governmental departments within a country.

1.23.	Retail Signage and Facility Guidelines shall mean the guidelines as set out in in Schedule 6.

1.24.	Special Tools means such tools as set out in Manufacturer's repair manuals, service bulletins and current price list for tools required to repair products manufactured by Manufacturer or at Manufacturer's direction as may be amended from time to time.

1.25.	Sub-Distributor shall mean: (i) any company including but not limited to the Distributor’s subsidiaries, agents, distributors, dealers, authorized repairers operating in Territory excluding the United States of America (“USA”), appointed by the Distributor to distribute, sell, repair, service and/or market the Products or (ii) in the case of the USA (where LCU is the distributor and LTI is the head distributor as further described in Clause 2.6 below), any company including but not limited to its subsidiaries, agents, distributors, authorized repairers operating in the USA, which can only be appointed by LCU to distribute, sell, repair and service the Products.

1.26.	Territory shall mean each Part A Country and each Part B Country set out in Schedule 1.

1.27.	Vehicles shall mean completely built-up motor vehicles, which are or have been manufactured or procured by Manufacturer or its subsidiaries.

1.28.	Warranty shall mean a written guarantee for the benefit of the Customer by Manufacturer promising to repair or replace if necessary, the Product (or part thereof) during the Warranty Period.

1.29.	Warranty Booklet means the booklet provided with a New Vehicle.

1.30.	Warranty Period shall mean the period during which a Product is covered by warranty as set out in Schedule 4.

1.31.	Warranty Policy means the warranty process policy manual made available to the Distributor and Sub-Distributors (as updated from time to time) regarding different types of New Vehicles.

1.32.	Willful Misconduct shall mean an intentional disregard of any provision of this Agreement which a Party knew or should have known if it was acting as a reasonable person, would result in harmful consequences to life, personal safety, real property or other monetary damages of the other Party

1.33.	Year for the first year, year shall mean from the Commencement Date until the 31st December of that year and for all subsequent years, a year shall mean the period commencing on the 1st January to the 31st December.

2.	Distribution Rights

2.1.	Subject to the terms and conditions of this Agreement (including Clauses 2.2, 2.3 and 2.5), Manufacturer appoints Distributor as its exclusive Distributor to (a) import, (b) market, (c) purchase, (d) distribute, (e) take reservation, (f) deposits, (g) resell, (h) appoint Sub-Distributors for the sale and distribution of New Vehicles and Parts and After Sales Services in the Territory from the Commencement Date. For the avoidance of doubt, Manufacturer shall not sell directly or distribute New Vehicles except for any sales under the ‘Employee Car Ownership Scheme’ (ECOS) to either Manufacturer’s employees or employees of Manufacturer’s Affiliates.

2.2.	The exclusivity granted under clause 2.1 shall be subject to any continuing obligations of the Manufacturer to existing Sub-Distributors or LCU and other third parties in relation to the Products, so that the Manufacturer may continue to allow such third parties to (a) import, (b) market, (c) purchase, (d) distribute, (e) take reservation, (f) deposits, (g) resell, the Products and carry out After Sales Services in the Territory set out in Schedule 1 under its existing agreements with those third parties until such agreements have expired or terminated or novated to the Distributor.

2.3.	Where certain European Sub-Distributors have already contracted with (or intend to contract with) LCE, or have been novated to LCE, the Distributor is responsible for deciding whether to contract directly with those Sub-Distributors itself, or novate existing agreements to itself, or allow them to remain with or go to LCE. Notwithstanding the foregoing, the Distributor shall at all times remains liable to LCL for the acts and/or omissions of LCE as its Sub-Distributor.

2.4.	Subject to the terms and conditions of this Agreement (including Clause 2.5), Manufacturer appoints Distributor as its non-exclusive Distributor to (a) import, (b) market, (c) purchase, (d) distribute, (e) take reservation, (f) deposits, (g) resell, and (h) appoint Sub-Distributors (via LCU in the case of the USA), for the sale and distribution of the Accessories and Merchandise in the Territory from the Commencement Date.

2.5.	In order to ensure the distribution and servicing of the Products in the Territory, Distributor, at its own cost, shall establish and maintain a distribution network in the Part A Countries (and at its discretion establish a distribution network in Part B Countries) in accordance with Schedule 6 which may be revised and amended from time to time by Manufacturer.

2.6.	For the USA, LTI shall act as the head distributor with LCU continuing to be the distributor of New Vehicles in the US as it holds the licences as distributor in the various USA states. LTI must enter into a separate agreement between it and LCU or accept the novation of the existing distribution agreement between Manufacturer and LCU before LTI can be appointed as the head distributor for the USA. Subject to LCU receiving the same profit margin (or a greater or lesser profit margin acceptable to LCU), the Manufacturer shall use all reasonable efforts to support LTI in having the existing agreement novated to it, or LCU and LTI entering into a new agreement on substantially the same terms.

2.7.	Distributor shall upon its plan and at its discretion use reasonable endeavours to enter into markets in Part B Countries, and shall do so by way of self-certification by it or its Sub-Distributors (at its or their own cost).

3.	Supply of Products and After Sales Services

3.1.	To the best of its knowledge, the Manufacturer is not aware that the New Vehicles and Parts infringe any third party design or patent rights in a Part A Country.

3.2.	Quotations for and supply to Distributor of any Products and Special Tools for the After Sales Services are subject to the terms of sales set out in Schedule 2.

4.	Importation

4.1.	Distributor shall be responsible (at its sole cost) for procuring any licence, permit or for fulfilling other procedures and formalities required to import the Products in the Territory and Manufacturer shall provide all necessary information or documentation reasonably required by governmental authorities in relation to New Vehicles and other Products when requested by the Distributor and any other reasonable assistance to the Distributor in relation to such procedures and formalities.

4.2.	Where permitted by law, Distributor may delegate the responsibilities set out in clause 4.1 to a Sub-Distributor (or to LCU in the case of the USA, who may then delegate the responsibilities to its Sub-Distributors), but Distributor remains liable for all the costs involved.

5.	Business Plan and Annual Targets

5.1.	No less than 90 days prior to the start of each Year (or in the case of the initial business plan, in accordance with Clause 17.5), the Parties will use their best endeavours to agree the business plan and annual targets for the forthcoming Year taking into account historic sales figures, forecast demand as well as national, regional and local trends and Manufacturer’s production capacity for the Products.

5.2.	Each consecutive annual business plan shall be specified according to Schedule 5.

5.3	Notwithstanding the requirement for an annual business plan and annual targets in Clause 5.1, LTI agrees and accepts that in consideration for Manufacturer granting the licences at Clause 2, Distributor has the right and the obligation to distribute the full lifecycle volume of any model of New Vehicle.

5.4	In respect of any future programmes for Vehicles, the Distributor shall distribute such future New Vehicles (excluding Bespoke Vehicles) and the Parties shall agree in writing in advance the target full lifecycle volume before Manufacturer commits any resources. Once the target is agreed, and type approval has been obtained in the United Kingdom, that model shall be added to Schedule 3 by a written amendment to this Agreement.

6.	Distribution System

6.1.	The Distributor shall establish and maintain a distribution network and an After Sales Service network in the Part A Countries (and at its discretion in Part B Countries) by either selling directly or through LCE or LCU or by appointing Sub-Distributors in the Territory. The Distributor shall ensure its Sub-Distributors (1) meet all the standards and abide by the guidelines as stipulated in this Agreement and; (2) achieves the minimum criteria for sales and (3) minimum criteria for After Service Sales, each as set out in the business plan for that year.

6.2.	The Distributor shall ensure that its Sub-Distributors and their sales network comply with such requirements as will be instructed by the Manufacturer from time to time including that they:

6.2.1.	are up to date with all required training requirements;

6.2.2.	shall be adequately supervised by the Distributor;

6.2.3.	shall enter into legally binding agreements with the Distributor;

6.2.4.	shall comply with all applicable laws.

6.3.	The Distributor shall ensure that it or its Sub-Distributors:

6.3.1.	promote and develop the sale of the Products within the Part A Countries (and any Part B Countries where a Sub-Distributor has been appointed);

6.3.2.	establish and implement an advertising programme in consultation with the Global Brand Committee;

6.3.3.	administer, perform and ensure (whether directly or indirectly) that the minimum requirements of the warranty service as stated in the Warranty Booklet and Warranty Policy are followed (which may be updated and revised by Manufacturer from time to time).

6.3.4.	if requested by the Manufacturer, it shall provide details of the appointed Sub-Distributors in the Territory;

6.4.	If the Distributor, its Sub-Distributors or members of their network receives an enquiry to supply Products outside the Territory, the Distributor receiving the query shall direct and provide the details of such enquiry to the Manufacturer.

7.	Marketing, Public Relations and Brand Services

7.1.	Distributor shall provide brand, marketing and public relations services (at Distributor’s sole cost unless agreed otherwise) in relation to the Products in the Territory using the level of care, skill and diligence expected of brand, marketing and public relations professionals in similar luxury car manufacturers, including providing such services, guidance and support to LCU.

7.2.	Except as agreed otherwise, Manufacturer’s Affiliate, Group Lotus Limited (GLL), who owns the intellectual property rights in the Lotus brand, shall own any intellectual property (and the goodwill) which is created on or after the Commencement Date by the Distributor.

7.3.	Distributor shall be responsible for its and its Sub-Distributors full compliance with Lotus Brand Essential Guidelines and brand representation obligations as set out in Schedule 6.

8.	Training and Training Materials

8.1.	Distributor shall (at its own cost) be responsible for providing training and training material on the Products, sales and After Sales Service for fulfilling the requirements of Distributor standards and the obligations of this Agreement in the Territory.

8.2.	Manufacturer may offer the Distributor instruction and training for its employees and those of its Sub-Distributors in English for sales of the Products and After Sales Services as a separate service provided by Manufacturer at Distributor’s cost, to be agreed between the Parties.

9.	After Sales Services

9.1.	The Distributor agrees and is authorized to (and will procure that its Sub-Distributors agree to) service and repair any Products manufactured or supplied by the Manufacturer subject to the After Sales Services and Warranty Services Protocol in Schedule 4.

9.2.	The Distributor shall (and will procure that its Sub-Distributors shall):

9.2.1.	when so requested by a Customer give prompt and proper attention to any Vehicle manufactured by the Manufacturer or at the Manufacturer’s direction, including such reasonable testing as may be necessary to establish the origin of any alleged faults and shall take all proper and reasonable steps to ensure satisfactory running of such Vehicles;

9.2.2.	abide by and follow all service bulletins at its own cost unless otherwise agreed, and shall fulfil all requirements contained in such service bulletins.

9.2.3.	comply with the prescribed procedures set out in the Warranty Policy, Warranty Booklet and any procedures in relation to After Sales Services.

9.3.	Subject to clause 9.4, Manufacturer shall supply Distributor at all times with Parts within the framework of its requirements and in accordance with Schedule 2 from Distributor as long as Distributor requires the Parts. Distributor shall advise the Manufacturer in good time of probable delivery quantities based on Distributor’s requirement forecasts. When Distributor has adequate reasons/evidence to believe the current stock of Parts cannot assure timely and proper servicing and repairment of the Product, Distributor shall inform Manufacturer in written form and Manufacturer shall support the request accordingly. Manufacturer does not however have any claim that certain quantities must be taken, insofar as not expressly agreed otherwise in writing.

9.4.	Manufacturer shall ensure availability of Parts along with the first delivery in accordance with the relevant annual business plan set out in Schedule 5. On discontinuation of production Manufacturer guarantees continued fulfilment of Parts requirements for the minimum term permitted at law for the Territory and in the event of and from the time of corresponding model of Vehicles from the end of series production and exits the Territory at competitive prices and if the statutory requirements in the country in which the Vehicle is sold is shorter or longer than the 10 years after end of production of vehicle in the respective country the Manufacturer shall ensure it complies with the local laws. Manufacturer shall notify Distributor 6 (six) months prior to the end of this period of the planned production schedule to allow Distributor to order a sufficient supply (last time requirement) and provide Distributor the Documentation of the Parts to be ended to produce at the time of such notification.

9.5.	Further details to service and repair are subject to the After Sales Services and Warranty Service Protocol in Schedule 4.

10.	Warranty

10.1	The warranty process for the Products is set out in Schedule 4.

10.2.	Manufacturer shall provide to Distributor information with respect to Warranty available on its Products which can be made available to Customer which shall comply with applicable laws of the country in which the Products are sold.

10.3.	Further details of the warranty obligations of the Parties are subject to the After Sales Services and Warranty Services Protocol in Schedule 4 and Warranty Booklet and Warranty Policy.

10.4.	If the applicable laws and regulations of the Territory in terms of Warranty are more favourable to the Customers than those made available by the After Sales Services and Warranty Services Protocol in Schedule 4 or the Warranty Booklet and Warranty Policy, the Manufacturer is obligated to comply with such laws and regulations of the Territory and provide the Customers with the mandatory Warranty required.

10.5.	The Distributor will assist the Manufacturer at the Manufacturer’s cost in relation to the Manufacturer’s obligations as set out in clause 10.4.

11.	Homologation

11.1.	Manufacturer will use its reasonable endeavours to obtain the timely homologation of New Vehicles in the Territory that Manufacturer has agreed to obtain homologation in (being the Part A Countries set out in Part A to Schedule 1). Support from the Distributor may be required from time to time, and the Distributor shall promptly and diligently provide such support but Manufacturer shall cover all reasonable or agreed costs incurred by the Distributor from the homologation in the Territory.

11.2.	Subject to Clause 11,3, the Distributor or Sub-Distributor may not distribute, sell or resell New Vehicles where they have not been homologated in the relevant country.

11.3.	Where the Distributor wants (at its own discretion) to distribute New Vehicles in a Part B Country where homologation has not been obtained, Distributor or its Sub-Distributor is responsible (at its sole cost) for obtaining self-certification of homologation. Distributor shall remain liable under Clause 13.1 (Compliance) for any Part B Country. Vehicle warranties are provided in accordance with Schedule 4 for a New Vehicle in a Part B Country once self-certification has been obtained for that New Vehicle.

12.	Recall Work

12.1.	The Distributor shall, and must procure that its Sub-Distributors shall:

12.1.1.	immediately communicate with the Manufacturer in the event that safety, emissions or consumer protection considerations indicate that a recall campaign or other similar activities in connection with a Vehicle might be necessary.

12.1.2.	notify the Manufacturer in the event of a claim brought by a third party on the basis of an injury or death allegedly resulting from a Defect in a Product.

12.2.	Distributor and its Sub-Distributors shall conduct any Recall Campaign or other similar activities according to Manufacturer’s notification or government order and shall follow local legal requirements, process recall documentation and filling issue.

12.3.	Distributor shall promptly notify its Sub-Distributors and Customers of any Recall Campaigns in the manner prescribed and shall take the lead or (when, permitted by the applicable laws of Territory. Manufacturer is allowed to take the lead of the Recall Campaign) assist Manufacturer in conducting the Recall Campaign.

12.4.	When, permitted by the applicable laws of Territory, and where the Parties agree that the Recall Campaign would be best handled by the Manufacturer, the Manufacturer shall take the lead of the Recall Campaign, and the Distributor shall provide reasonable assistance to Manufacturer in identifying and complying with any legal requirements relating to Recall Campaigns under the laws and regulations of the Territory.

12.5.	The Manufacturer shall only be responsible for the costs of repair or replacement (which shall include measures to overcome legislative and regulatory requirements) in connection with Recall Campaigns. For the avoidance of doubt, Distributor shall be responsible for all of its and its Sub-Distributors costs and expenses, including those relating to Customer Care. Customer Care shall mean any action or cost beyond the legislative and / or regulatory obligation of the Manufacturer or Distributor during the Recall Campaign to support the customer experience, such activity to include but is not limited to the provision of any incentives to encourage customer compliance with a Recall Campaign notice, any cost paid or promised to Customer to assist the customer before, during or after the repair of the Product such as the provision of accommodation, transportation or vouchers to pay Customer expenses incurred as a result of the Recall Campaign.

13.	Compliance

13.1	Each Party shall comply with its obligations to all market statutes, by-laws, regulations, directives and requirements of any government or other competent authority applicable or relating to the terms of this Agreement.

13.2	Subject to clause 4.1 and clause 11, the Manufacturer warrants that at the Pass to Sales date for New Vehicles and Parts to be sold in each Part A Country in the Territory (as set out in Part A to Schedule 1) they are in compliance with the local laws and regulations.

13.3	Distributor warrants that in importing Products to Part B Countries in accordance with Clause 11.3 they will be in compliance with the local laws and regulations of that Part B Country.

14.	Term and Termination

14.1	Subject to Clause 14.2, this Agreement shall become effective on the Commencement Date and shall remain in force for an indefinite period of time, unless the Parties agree in writing to terminate this Agreement.

14.2	Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if, but only be limited to:

14.2.1	the Party commits a Material Breach of any term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 30 days after being notified in writing to do so by the other Party;

14.2.2	the other Party repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement;

14.2.3	the other Party shall have a receiver appointed of its undertaking or assets or shall go into liquidation or shall enter into any arrangement with its creditors or shall cease or threaten to cease to carry on its business; or

14.2.4	if the other Party shall sell, transfer, assign or in any other way part with possession of any substantial part of its business or assets.

14.2.5	conducts intentional fraud or misrepresentation on the Products or any documentation relating to this Agreement;

14.2.6	act of bribery, rebate, payoff, influence payment, kickback, or other unlawful payment;

15.	Consequences of Termination

15.1.	On termination of this Agreement:

15.1.1.	Credit and debt between the Parties derived from the execution of this Agreement shall become due and payable within 60 days of the date of termination where termination has occurred under clause 14.1.

15.1.2.	Where termination of the Distributor has occurred under clause 14.2, any outstanding sums for Products already collected but not paid for shall become payable in accordance with Schedule 2. Payment for Products not yet collected shall be made in advance and in full, and the Manufacturer shall fulfill all fully paid Orders received from Distributor and accepted by the Manufacturer prior to the date of termination which shall include all Orders for Products where build has not commenced, Products in the build stage and Products which have been built but not shipped before the date of termination.

15.1.3.	Distributor shall work with Manufacturer to ensure a timely and ordered transition of the Sub-Distributors (and any customer data) back to the Manufacturer or to another distributor.

16.	TUPE

16.1	Schedule 8 shall govern the transfer of Manufacturer’s employees to LTI under this Agreement.

17.	Roadmap and Costs

17.1	Schedule 9 sets out the Parties’ expectations in dealing with the various distributors, dealers and agents and third party agreements as a result of this Agreement, in particular, Manufacturer shall use all reasonable endeavours to, and the Distributor shall accept, the transition of the agents, dealers, distributors, suppliers and other third party agreements in accordance with the roadmap (which may be modified by mutual agreement of the Parties from time to time). Part A of Schedule 9 contains the roadmap agreed between the Parties regarding the transition of the agents, dealers and distributors, and Part B and Part C of Schedule 9 set out a non-exhaustive list of agents, dealers and distributors, suppliers and other third parties.

17.2	The Distributor shall pay to the Manufacturer all reasonable costs which Manufacturer has incurred, or for which Manufacturer is legally or contractually liable, as a result of operating and investing in, and agreeing to the transition of the sales, aftersales, marketing, brand and public relations functions to LTI under this Agreement. Such costs shall include the costs of novation or termination of sales network or supplier contracts, the development and set up costs of Manufacturer’s sales infrastructure/platform and the cost of converting the UK to a direct sales model.

17.3	Within 90 days of Commencement Date, the Manufacturer shall provide to the Distributor an invoice detailing any evidenced and properly incurred costs, as set out in clause 17.2. Such invoice will be payable within thirty (30) days of the date of the invoice.

17.4	The Manufacturer and Distributor agree that a calculation will be undertaken by the Manufacturer on the one (1) year anniversary of this Agreement (and each subsequent anniversary thereafter), in accordance with Clause 17.2, as incurred by the Manufacturer in the previous 12 months. Should any costs be ascertained, the Manufacturer will provide a Distributor with an invoice of those costs within 30 days of the anniversary of the Commencement Date and the invoice will be payable within seven (7) days of the date of the invoice.

17.5	All amounts payable by the Distributor and to be directly or indirectly received by, or credited to, Manufacturer in respect of the New Vehicles are to be provided at arm’s length. For the first Year of this Agreement, the Parties agree that the transfer price per New Vehicle shall be agreed within twenty one (21) days from the Commencement Date and be set out in this Agreement as a new schedule, failing which either Party shall be entitled to exercise the right to terminate this Agreement with immediate effect. For any subsequent Year, the transfer price will be agreed in line with Clause 20.3.

18.	Indemnity and Remedy for Breach of Agreement

18.1.	Manufacturer shall indemnify LTI in full for and against all claims, costs, expenses or liabilities whatsoever and howsoever arising incurred or suffered by LTI including without limitation all legal expenses and other professional fees (together with any VAT thereon) in relation to:

18.1.1.	anything done or omitted to be done in respect of any of the Employees which is deemed to have been done by LTI by virtue of the Employment Regulations (as defined in Schedule 8);

18.1.2.	any claim made at any time by any person employed or engaged by the Manufacturer other than the Employees who claim to have become an employee of or have rights against LTI by virtue of the Employment Regulations (“Claims”) (as defined in Schedule 8); or

18.1.3.	subject to Clause 18.4, any claim made against LTI by a third party alleging infringement of its patent or design rights in relation to New Vehicles or Parts in a Part A Country. For the avoidance of doubt, the indemnity in this Clause 18.1.3 does not extend to any trademark and other intellectual property rights);

18.1.4.	subject to Clauses 18.4 and 18.5, if any claim is made against the Distributor arising out of or in connection with the manufacture of or any Defect in a Part A Country, the Manufacturer shall indemnify the Distributor against all damages or other compensation awarded to that third party;

provided that such costs, claims, expenses and liabilities under Clauses 18.1.1,18.1.2 or 18.1.3 are not payable as a result of any act or omission of LTI; and

18.1.5.	in respect of any fines, penalties or other sanctions imposed, or claims or proceedings brought by a relevant supervisory authority in the territories where the Parties to this Agreement are established, other than the Information Commissioner (“Supervisory Authority”) against LTI as a result of LCL not complying with Data Protection Legislation in relation to Customer personal data prior to entering into a separate data processing agreement in relation to any such processing.

18.2.	LTI shall indemnify Manufacturer in full for and against all claims, costs expenses or liabilities whatsoever and howsoever arising, incurred or suffered by Manufacturer including without limitation all legal expenses and other professional fees (together with any VAT thereon) in relation to:

18.2.1.	any failure by LTI to comply with its obligations pursuant to the Employment Regulations; or

18.2.2.	anything done or omitted to be done by LTI in respect of any of the Employees whether before or after their TUPE Effective Date; and

18.2.3.	in respect of any fines, penalties or other sanctions imposed, or claims or proceedings brought by a Supervisory Authority against Manufacturer as a result of LTI not complying with Data Protection Legislation in relation to Customer personal data prior to entering into a separate data processing agreement in relation to any such processing.

18.3.	For the avoidance of doubt, in addition to the indemnities at Clauses 18.1 and 18.2, in the event of a breach of a term of this Agreement, the Parties have the remedy of damages for breach of contract and a Party may make a claim for damages in accordance with Clause 28. The claiming Party shall notify the other Party of its intention to make a claim and submit the necessary proof to support its claim, whilst mitigating any losses it may suffer or mitigate any existing/ongoing losses as a result of an event that give rise to or may give rise to a claim under this Agreement. Should the Parties not be able to agree a resolution to the alleged claims, costs, liabilities, losses and damages arising out of or in connection with a breach of the terms in this Agreement, the claiming Party may commence arbitration proceedings in respect of the alleged claims, costs, liabilities, losses and damages.

18.4.	Liability under the indemnity in Clause 18.1.3 is conditional on the following:

18.4.1.	as soon as reasonably practicable, where any third party makes a claim, or notifies an intention to makes a claim against LTI (or LCE, LCU, a Sub-Distributor or the Manufacturer) which may reasonably be considered to give rise to a liability under that indemnity (each a Claim), LTI shall give written notice of the Claim to Manufacturer, specifying the nature of the Claim in reasonable detail and shall take reasonable steps to mitigate the potential damage, such as suspending distribution and/or informing the Sub-Distributor to suspend selling of the Products according to the applicable law of the Territory;

18.4.2.	not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of Manufacturer if such Claim had been brought to judicial procedure. Nevertheless, both Manufacturer and Distributor shall discuss the merits of the Claim as soon as reasonably possible and in good time to meet any deadlines imposed by applicable law in respect of the Claim and use their best efforts to agree the course of action most likely to limit the liability of the Manufacturer, acting reasonably and in good faith and where necessary, based upon external advice regarding the merits of the Claim.;

18.4.3.	in the event that the Parties cannot agree a course of action under Clauses 18.4.2, Distributor can at its own discretion decide the solution where it reasonably believes that defending the Claim would lead to greater liabilities or costs than settlement and that it would not have a more adverse effect on the Lotus brand. However, the Distributor shall provide Manufacturer with all documents reasonably requested by it so as to enable Manufacturer and its professional advisers to examine them for the purpose of assessing the Claim and/or any settlement and the Manufacturer shall be entitled to refer the matter to dispute resolution under Clause 28 for a determination as to whether the actions taken by the Distributor were more beneficial for the Manufacturer than the Manufacturer’s preferred course of action and therefore what liability should be borne by the Manufacturer; and/or

18.4.4.	where permitted by applicable law give the Manufacturer (where required by the Manufacturer) in writing sole authority to avoid, dispute, compromise or defend the Claim.

18.5.	LCU and not Manufacturer shall be liable for Product liability claims in the USA and therefore liability under Clause 18.1.4 in the USA is excluded. Notwithstanding the foregoing, but subject to Clause 2.6 in relation to profit margin, Distributor shall not be liable to LCU for Defects in the USA.

19.	Limitation of Liability

19.1.	Nothing in this Agreement shall exclude or restrict the liability of either Party to the other for death or personal injury resulting from negligence or for fraudulent misrepresentation or in any other circumstances where liability may not be limited under any applicable laws.

19.2.	Except in relation to Clause 17.2 and the indemnities provided at Clause 18.1 and 18.2, neither Party shall be liable to the other for loss of contract or opportunity, loss of profits or expected profits, loss of revenue, loss and/or costs associated with business interruption or loss of use or any punitive or exemplary damages or special, indirect, incidental or consequential damages arising from or relating to this Agreement or the performance or non-performance of obligations under the Agreement, whether based on warranty, condition, contract, tort (including negligence of any nature), strict liability, repudiatory breach or any other legal ground whatsoever.

20.	Performance of distribution

20.1.	Both Parties understand that the signing of this Agreement is based on the best interest of Lotus brand, both Parties agree that non-performance of distribution can affect the termination of this Agreement.

20.2.	The Parties agree that:

20.2.1	the scope, frequency and manner of performance of distribution detailed herein are subject to periodic review by the Parties;

20.2.2	changes to any of the Products (including the addition or deletion of Products) may be made at any time. However, changes to New Vehicles shall require agreement between the Parties (acting reasonably and in good faith) except when such changes are required for compliance with applicable laws of the UK or Territory including health and safety, where Manufacturer is required to make such changes as necessary, or where such change is so minor and does not affect the Product’s outward appearance or performance attributes;

20.2.3	the inclusion of future new vehicles shall be dealt with in accordance with clause 5;

20.2.4	changes to Territory (including the addition or deletion of Territory in Schedule 1) may be made on an annual basis in case of minimum targets for sales are not achieved and agreed to by the Parties as a written amendment to this Agreement; and

20.2.5	this Agreement may be amended from time to time according to the terms set out in Clause 21 (Amendments).

20.3.	The Parties agree that a yearly volume per variant, options and prices (or in the case of New Vehicles, the transfer price) of Products and After Sales Service for the USA and the rest of the Territory shall be determined in a yearly forecast meeting to be held no later than 90 days prior to the beginning of the fiscal year and attended by representatives of the Parties. In the forecast meeting, the needs of both Parties for Products will be shown and the corresponding scope of After Sales Services for the upcoming year and will be negotiated and agreed by the Parties.

20.4.	In accordance with the latest business plan, a volume scheduling forecast should be provided by the Distributor on a rolling 12-month basis by Vehicle variants and options. The volume forecast is subject to the agreed annual volume of the latest business plan. The agreed annual volume and the first three (3) month volume forecast are Fixed. The second three (3) month forecast is Firm.

20.4.1.	Fixed means the volume, Model Type and Options cannot be amended.

20.4.2.	Firm means the volume and Model Type are Fixed but Vehicle Options may be amended.

20.4.3.	Model Type means the list of Products listed in Schedule 3

20.4.4.	Options means non-standard features or add-ons that a Customer can choose for a Model Type before purchase.

20.5.	In the event Vehicle’s stock volume exceed 1.5 (one and half) times the average of the monthly invoicing volume from Manufacturer to Distributor over the past three months, Distributor may inform the Manufacturer by written notice. The Parties shall review the business plan in order to identify a mutually agreed solution.

20.6.	The price agreed for any Products shall be as set out in the annual business plan as required in Schedule 5. Any proposed changes to the price agreed in the annual business plan shall require the agreement of the Parties (acting reasonably and in good faith).

21.	Amendments

21.1.	The Parties hereto will periodically review this Agreement as to the reasonableness of its terms on an annual basis and, in any case, not later than three (3) months after the end of the accounting year. Such review may be evidenced by documentation reasonably acceptable to the other Party.

21.2.	No amendment to this Agreement shall be effective unless it shall be signed by both Parties to be bound by the proposed amendment.

21.3.	This Agreement shall be amended in accordance with the provisions of Clause 21.2.

22.	Confidentiality

22.1.	Each Party undertakes that it shall not at any time disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other Party, without the prior written consent of the disclosing Party, except as permitted by Clause 22.2.

22.2.	Each Party may disclose the other Party's confidential information:

22.2.1.	to its Sub-Distributors, LCE or LCU (in the case of LTI) or an Affiliate of a Party, and their respective employees, officers, representatives or advisers who need to know such information for the purposes of exercising a Party's rights or carrying out its obligations under or in connection with this Agreement. Each Party, its Sub-Distributors or Affiliates (as the case may be) shall ensure that their employees, officers, representatives, advisers to whom they disclose a Party's confidential information comply with this Clause 22 (Confidentiality); or

22.2.2.	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority;

22.2.3.	as may be required by LTI for use of its and/or its Affiliates’ audit, enquiry from investors, due diligence and any other requirement, or IPO;

provided such disclosure does not put either Party in breach of any of its confidentiality obligations.

22.3.	Confidential information disclosed under Clause 22.2 shall remain the confidential information of the disclosing Party.

22.4.	Disclosures of any customer personal data may only be made in accordance with clause 29 (Data Protection).

22.5.	The obligations in this Clause 22 shall not apply to information which:

22.5.1.	was known to the recipient (as evidenced by the recipient's written records) prior to it being disclosed to the recipient by the disclosing Party;

22.5.2.	is or hereafter becomes public knowledge through no act or failure to act on the recipient's part;

22.5.3.	is hereafter obtained by the Recipient from a third party who is not under a duty of confidentiality relating to such confidential information; or

22.5.4.	is required to be disclosed by any relevant legislation or order of any Court of competent jurisdiction, provided that the Recipient shall: (a) give as much prior notice as possible to the disclosing Party of any such requirement to disclose; and, (b) use its best endeavours to obtain assurances of confidentiality from the party to whom the confidential information is required to be disclosed; and, (c) disclose only the minimum amount of disclosing Party’s confidential information sufficient to comply with the legislation or court order.

22.6.	For the purposes of this Agreement, information shall not be deemed to be public knowledge or known to the recipient on the grounds only that:

22.6.1.	the general principle is public knowledge or known to the recipient if the particular practice disclosed by the disclosing Party is not itself public knowledge or so known, or

22.6.2.	it constitutes a combination (not itself public knowledge or known to the Recipient) of information which is public knowledge or so known.

22.7.	Except otherwise agreed, no Party shall use any other Party's confidential information for any purpose other than to exercise its rights and perform its obligations under or in connection with this Agreement.

23.	Force Majeure

23.1.	Neither Party shall be liable to the other Party for failure to perform its obligations where such performance is prevented by riots, war, hostilities between any nations, acts of God, fire, storm, flood, earthquake, strikes, pandemics (collectively referred to as ‘Natural Events’), outcomes including labour disputes, shortage or delay of carriers, shortage or delay of parts from supply chain, shortage of raw materials, labour, power or other utility services which were resulted from Natural Events, and governmental restrictions and other events beyond the reasonable control and precaution of either Party (each a Force Majeure Event) whose performance is prevented or interfered with. The affected Party shall promptly notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event and continue to use its commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means.

23.2.	Subject to clause 23.1, if the period of delay or non-performance continues for 60 days, and the affected Party is unable to reverse the non-performing, hindered or delayed of the Agreement resulted from the Force Majeure Event with its commercially reasonable efforts, the affected Party may terminate the Agreement by giving 30 days’ written notice to the other Party. Notwithstanding, the affected Party is still responsible and liable for all of its performance before the occurrence of the Force Majeure Event and the defaults which is not resulted from the Force Majeure Event.

24.	Taxes

24.1.	Any tax imposed by destination country relating to the importation of the Products under this Agreement shall be borne by the Distributor.

24.2.	Any tax imposed and incurred within the UK on a Party shall be borne by that Party save that any taxes imposed on LCL as a result of insufficient consideration or costs paid by LTI under this Agreement shall be refunded to LCL by LTI.

24.3.	Each Party will cooperate with and provide reasonable assistance to the other Party with respect to recovery, if possible, of any applicable taxes.

25.	Entire Agreement

25.1.	The Agreement, inclusive of the schedules, constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

25.2.	In the event of any discrepancy, inconsistency or conflict between the specific provisions of this Agreement and the Schedules, the interpretation of the Schedules shall prevail.

26.	Survival

26.1.	Notwithstanding any other provision of this Agreement, clause 1 (Definitions), clause 10 (Warranty), clause 12 (Recall Work), clause 13 (Compliance), clause 15, (Consequence of Termination), clause 18 (Indemnity), clause 19 (Limitation of Liability), clause 22 (Confidentiality), clause 24 (Taxes) and clause 28 (Governing Law, Jurisdiction and Dispute Resolution), Schedule 2 shall survive termination of this Agreement and continue in full force and effect, along with any clauses or schedules to this Agreement necessary to give effect to such clauses.

26.2.	To avoid any doubt, the rights of distribution and servicing of the Products granted for the Distributor under clause 2 (Distribution Rights) shall survive for the minimum period necessary to permit the Distributor to discharge its obligations in respect of providing New Vehicles already in its possession to Customers.

27.	Miscellaneous

27.1.	Territory of distribution. The Parties may amend the Territory by a written amendment to this Agreement signed by both Parties.

27.2.	Separation of operation. Parties will set their management and operation strategy separately based on the condition of local market. Strategies will not affect the right of distribution for both Parties.

27.3.	Cost of sale. Both Parties understand that the signing of this Agreement will not affect the structure of the Parties. So, each Party will remain responsible for their own cost of sale.

27.4.	Plural and singular word. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

27.5.	Notices. Notices to be given under this Agreement shall be sent by registered delivery or reputable signed for courier to the registered office of the other Party (with a copy sent by email (if provided) for information) as set out below. The notice shall be deemed to have been delivered upon being signed for.

	To LTI	To LCL

Attention:	Business Office	Director of Legal & Compliance

Address:	Unit 6 Doyle Drive, Blackburn Road Industrial Estate, Coventry, CV6 6NW	Potash Lane, Hethel, Norwich, Norfolk, NR14 8EZ, England

Telephone:

Email:	peng.fu@lotuscars.com.cn	Legal@lotuscars.com

28.	Governing Law, Jurisdiction and Dispute Resolution

28.1.	The conclusion, validity, interpretation, performance and dispute resolution of this Agreement between the Parties shall be governed by and construed in accordance with the laws of England and Wales. The provisions of private international law and the UN Convention on Contracts for the International Sale of Goods shall not apply.

28.2.	Any dispute arising from or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the London Court of International Arbitration (LCIA) under the LCIA Administered Arbitration Rules in force when the Notice of Arbitration is submitted. This arbitration clause shall be governed by the laws of England and Wales. The number of arbitrators shall be three. The place of arbitration shall be London. The arbitration proceedings shall be conducted in English and all documents filed during the arbitration shall be written in English. The Parties further confirm that the arbitral award shall be final and binding on both Parties and shall not be appealed. The arbitral award shall take a decision on the allocation of arbitration fees and all the other relevant matters.

28.3.	In the event of dispute or claim arising out of or in connection with the interpretation, performance or breach of this Agreement, including any disputes based on breach of contract, tort or statute, the Parties shall notify the other Party in the first instance and use best endeavours to resolve such dispute in an amicable and timely manner.

29.	Data Protection Compliance

29.1.	The Parties will enter into a data processing agreement to govern any sharing of customer personal data before any sharing takes place. The Parties agree that each Party shall be an independent controller in respect of any customer personal data that they process and each shall comply with all applicable laws, regulations and provisions on data protection, including without limitation those of the England and Wales and the European Union, such as the UK Data Protection Act 2018 and the EU General Data Protection Regulation (Regulation (EU) 2016/679) (collectively referred to as the ‘Data Protection Legislation) in respect of the processing of customer personal data.

30.	Language

30.1.	This Agreement is drafted in English. All notices, documents or information provided by one Party to the other Party under this Agreement shall be made in English.

31.	Deposits

31.1.	On acceptance of an Order by the Manufacturer, Distributor shall pay to the Manufacturer the deposit specified for a model of New Vehicle (for the USA or the rest of the Territory) in the business plan referred to in Schedule 5 (which in any case shall be equal to the amount of deposit to be paid by the Customer to the Distributor) within 45 days of receipt of an invoice. The deposit shall be deducted from the total transfer price of the New Vehicle due and payable by the Distributor.

31.2.	For deposits already paid to Manufacturer by Customers at the Commencement Date, such deposits shall remain with the Manufacturer and the amount of the deposit shall be deducted from the total transfer price of the New Vehicle due and payable by the Distributor.

31.3.	Manufacturer shall use reasonable endeavours to novate a Customer contract to the Distributor. Distributor agrees and acknowledges in this Agreement that from the date that the Customer consents to the novation of the contract from Manufacturer to Distributor, Distributor releases Manufacturer from all its future obligations to the Customer and shall reimburse Manufacturer in accordance with Clause 17.2

31.4.	Where a Customer does not wish for their contract to be novated to the Distributor, or fails to engage in the process of novation, Manufacturer shall retain the money and take steps to refund the deposit to the Customer.

31.5.	Distributor shall use best endeavours to maintain Customer satisfaction in order to keep the Customer contracts.

32.	Counterpart

32.1.	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) electronically in a .pdf or .jpeg format shall take effect as the transmission of an executed "wet-ink" counterpart of this Agreement.

Execution page

In witness whereof, the Parties shall cause their respective authorized representatives to sign this Agreement. For the avoidance of doubt, this Agreement shall be deemed as signed on the date showed on the first line of the beginning of the Agreement regardless of the actual date when each Party signs this Agreement or the date placed on the execution page.

For and behalf of: Lotus Cars Limited		For and behalf of: Lotus Technology Innovative Limited

Representative:	/s/ Donghui Li	Representative:	/s/ Qingfeng Feng
Title:	Director	Title:	Director
Date	January 31, 2023	Date	January 31, 2023

Schedule 1

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Schedule 2 – Terms of Sale

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Schedule 3 – New Vehicle Models

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Schedule 4 – After Sales Services and Warranty Service Protocol

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Schedule 5 – Business Plan

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Schedule 6 – Marketing Guidelines

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Schedule 7 – New Vehicle OTD Process

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Schedule 8 – TUPE

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Schedule 9 – Roadmap, Supplier List and Network List

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